                                                                   Exhibit 10.21

                                 ADDENDUM NO. 3
                                       TO
                               SUPPORT AGREEMENT


         This Addendum No. 3 to Support Agreement (the "Addendum") is made and entered into the 1st day of October, 1995, by and between Voice Control Systems, Inc., a Delaware corporation, successor by merger to VCS Industries, Inc., having its principal place of business at 14140 Midway Road, Suite 100, Dallas, Texas 75244 ("VCS") and Dialogic Corporation, a New Jersey corporation, with its principal place of business at 1515 Route 10, Parsippany, New Jersey, 07054 ("Dialogic").

                              W I T N E S S E T H:

         WHEREAS, VCS and Dialogic entered into a certain License Agreement dated June 8, 1990, which was amended as of September 20, 1991, January 31, 1993, September 1, 1993, and March 14, 1994, and is being further amended by an agreement of even date herewith (as so amended, the "License Agreement") under which Dialogic obtained a license from VCS with respect to certain technology and related documentation on certain terms and conditions; and

         WHEREAS, VCS and Dialogic entered into a certain Support Agreement dated September 20, 1991, under which VCS agreed to provide support services with respect to certain Licensed Technology under certain terms and conditions (the "Support Agreement"); and

         WHEREAS, VCS is developing a new version of the Licensed Technology for use on Dialogic's Antares VR Platform; and

         WHEREAS, the parties wish to provide that the new version of the Licensed Technology shall be subject to the Support Agreement; and

         WHEREAS, the Support Agreement contemplates that new versions of Licensed Technology would be subjected to the Support Agreement by the parties executing an addendum to the Support Agreement.

         NOW, THEREFORE, IN CONSIDERATION of the premises and of the mutual covenants and conditions contained herein, the parties agree as follows:

         1. All terms defined in the Support Agreement shall have, when used in this Addendum, the meanings ascribed to them in the Support Agreement. For purposes of the Support Agreement and this Addendum:

                 1.16 "Antares Platform" shall mean Dialogic's open DSP platform developed for high density telecommunications applications based on the SCSA standard.

                 1.20 "Antares VR Software" shall mean that subset of Licensed Technology consisting of the various speaker-independent telephone channel, discrete or continuous utterance, voice recognition algorithms and reference tables of VCS which are presently, or are to be, implemented in software to operate on the Antares Platform with the basic discrete and continuous vocabulary sets Dialogic generally makes available to its customers. Antares VR Software shall be distributed as a separate medium to be input onto the Antares Platform.

         2. The term Supported Technology shall include Antares VR Software and, as such, Antares VR Software shall be subject to the terms of the Support Agreement.

         3. Exhibit C of the Support Agreement is amended to include a new subparagraph 4 to read as follows:

                 4. For any Antares VR Platform manufactured by or for Dialogic which utilizes the Antares VR Software, Dialogic shall pay VCS an amount calculated from the table set forth in Appendix I based on the volume of sales.

and to amend Appendix I to read in its entirety as the Appendix I attached to this Addendum No. 3.

         4. The Support Term for the Antares VR Software shall commence on the date of this Addendum No. 3 and continue until September 30, 1997.

         5. The Antares VR Software shall be licensed for use solely in conjunction with the Antares Platform. VCS and Dialogic shall develop a method for protecting against unlicensed copying of the Antares VR Software, and Dialogic shall not distribute Antares VR Software until mutually agreed upon protection is implemented.

         6. Since the Antares VR Software is not imbedded in an Antares Platform but is distributed as a separate medium (such as a floppy disk) with the Antares Platform, Dialogic may either (i) distribute a single copy of the Antares VR Software with each unit of the Antares Platform; (ii) distribute a single master copy of the Antares VR Software and authorize the purchaser to make only as many copies of the Antares VR Software as it has purchased Antares Platforms; or (iii) distribute Antares VR Software in its purchased configuration to a customer who already owns an Antares Platform.

         7. VCS represents and warrants that it has the right to enter into this Addendum No. 3 to the Support Agreement and to provide services and releases with respect to the Antares VR Software. VCS will defend and hold Dialogic harmless and their end users harmless and shall pay any resulting costs, damages, and





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
attorney fees that arise in connection with any action brought against Dialogic based on an allegation that the Antares VR Software infringes any patent, copyright, trademark, or other intellectual property rights of any third party conditioned on the following:

                 (i) Dialogic notifies VCS in writing within ten (10) business days of its knowledge of any allegations; and

                 (ii) VCS is given sole control of the defense and all related settlement negotiations and settlements.

         Should the Antares VR Software become, or in VCS' opinion be likely to become, the subject of a claim of infringement of such intellectual property rights, Dialogic shall permit VCS at its option and expense, either to procure for Dialogic the right to continue using the Antares VR Software or to replace or modify same so that it becomes noninfringing but is still commercially marketable.

         Notwithstanding the foregoing, VCS shall have no liability to Dialogic with respect to any claim of infringement to the extent that it is based upon the modification by Dialogic of the Antares VR Software, or is based on a claim that the application in which the product is used, but not the Antares VR Software itself, violates the intellectual property of any third party.

         8. VCS shall be available to sell enhanced software to purchasers of Antares Platforms upon the request of Dialogic or any such purchaser. VCS shall make reasonable efforts to inform Dialogic regarding all Antares-based enhanced software selling activity. VCS will test all enhanced software on the Antares Platform to ensure their intended functionality before delivering them. Dialogic shall not be entitled to any compensation received on account of the sales of such enhanced software.

         9. VCS shall make the first deposit of the Antares VR Software with the Escrow Agent at the same time the Antares VR Software object code is delivered to Dialogic, and shall thereafter deliver it to the Escrow Agent quarterly, pursuant to Section 8 of the Support Agreement.

         10. VCS shall provide sales and technical training for use of Antares VR Software up to 3 times per year when requested by Dialogic upon reasonable advance notice to permit preparation.

         11. Non-proprietary standard vocabularies developed by VCS in wireless and wire-based telecommunications environments, and all non-proprietary phonetic dictionary-based language models will be supported on the Antares VR Software. At Dialogic's request, non-proprietary custom word vocabularies developed by VCS will be tested and supported by VCS on Antares VR Software.

         12. VCS-generated vocabularies shall only be used with the Antares VR Software and other VCS products licensed to Dialogic.

         13. VCS will deliver a VR/160 Software manual modified for application to the Antares VR Software for all operating systems used for Antares Platforms and sections suitable for inclusion in Dialogic's software and hardware installation manuals pertaining to Antares VR Software.

         14. VCS will actively market and provide sales support for Antares within the current and potential Dialogic customer base.

         15. VCS may exhibit, at its discretion, its Antares VR Software at industry conferences, exhibitions, and trade shows at which it exhibits its products, and Dialogic, at its discretion, may provide VCS the opportunity to exhibit its Antares VR Software offerings in the Dialogic exhibition booth, pavilion, or space at industry conferences, exhibitions, and trade shows at which Dialogic exhibits its products.

         16. Dialogic shall not use an alternative speech recognition supplier in meeting the voice recognition requirements for an Antares prospect identified to Dialogic by VCS.

         17. Exhibit F of the Support Agreement is amended to replace "Chief Technical Officer" with "VCS Vice President, Software Development.


DIALOGIC CORPORATION                       VOICE CONTROL SYSTEMS, INC.



By:                                        By:
     -----------------------                    --------------------------

Its:                                       Its:
     -----------------------                    --------------------------

                                   APPENDIX I
                                       TO
                                   EXHIBIT C
                                       TO
                               SUPPORT AGREEMENT
                        BETWEEN DIALOGIC CORPORATION AND
                              VCS INDUSTRIES, INC.

I.       Prepayment:  $* payable as follows:

$* upon Beta release and $* upon production release of Antares VR Software for operation on each of the following operating systems: OS/2, UnixWare 2.0, DOS and Unix2.

The prepayment will be recovered at a rate of $* per recognizer during the first year of the Support Term if sufficient sales are made. Any amounts not recovered from sales of recognizers in the first year will belong to Licensor and will not be subject to refund or other recovery by Licensee.

II.      Volume-Based Payment:

                                     Basic                     Basic
   Annual                           Speaker-                  Speaker-
  Purchase                        Independent               Independent
   Volume         Discount     Discrete Vocabulary     Continuous Technology
-------------     --------     -------------------     ---------------------
(Recognizers)                    (Per Recognizer)         (Per Recognizer)

      *               *                  *                       *

A "Recognizer" is an individual channel capable of recognition using a Dialogic Platform with Supported Technology. The recognizers can be used as a shared resource in systems or they can be deployed on every line in a system. Partial utilization of the capabilities of a Dialogic Platform shall not reduce the royalty amount due.

1. The Annual Purchase Volume is based on the number of recognizers on any Boards sold during the year, including VR/40, VRM/40, VRM/2C, Antares, and others. It does not include VRSoft.

2. Licensor will initially grant Licensee a volume discount at the *% discount level for the nine-month period commencing October 1, 1995. A review process will take place semi-annually in June and December of each year, excluding December 1995. The volume discount for the next six month period will be adjusted to the appropriate discount level based on annualized actual sales during the six months preceding any semiannual review.

*        Confidential treatment requested.

A true-up process will take place annually in October of each year for the prior twelve calendar months.

If actual sales were greater than were projected and entitle Licensee to a higher volume discount, Licensor will issue Licensee a credit, within fifteen
(15) days following completion of the true-up, against future royalties due in an amount equal to the difference between royalties actually paid in the prior year and royalties which would have been paid based upon the higher volume discount level.

If actual sales were less than projected and entitle Licensor to additional royalties, Licensee shall pay Licensor, within fifteen (15) days following completion of the true-up, an amount equal to the difference between the royalties actually paid in the prior year and the amount of royalties due based on the proper discount level.

III.     Schedule for Delivery of Antares VR Software

VCS shall determine which operating systems to support based on input from Dialogic, market opportunities and availability of Antares platform support from Dialogic. VCS shall deliver to Dialogic Beta releases of Antares VR Software to run under selected software operating systems. These releases shall include executable VR Software, demo source code, documentation, release notes and all supported vocabularies. VCS shall deliver the first four releases pursuant to the following matrix:


    BETA RELEASE TO DIALOGIC                                # LANGUAGES                     # CHANNELS PER DSP
    ==========================================================================================================
    Discrete                                                     5                                   8
    ----------------------------------------------------------------------------------------------------------
    Discrete w/Cut-Thru                                          5                                   4
    ----------------------------------------------------------------------------------------------------------
    Continuous w/Cut-Thru(1)                                     4                                   2
    ==========================================================================================================


    BETA RELEASE TO DIALOGIC                       DOS           UNIXWARE 2.0           UNIX2              OS/2
    =============================================================================================================
    Discrete                                     11/15/95           11/6/95            12/1/95           10/23/95
    -------------------------------------------------------------------------------------------------------------
    Discrete w/Cut-Thru                          11/15/95           11/6/95            12/1/95           10/23/95
    -------------------------------------------------------------------------------------------------------------
    Continuous w/Cut-Thru(1)                     11/15/95           11/6/95            12/1/95           10/23/95
    =============================================================================================================


1        Includes support for 2 continuous and 2 discrete channels.
2        UNIX release includes support for the Dialogic UNIX SDK.


The dates on the matrix shall be adjusted for any delays caused by actions of Dialogic, including, without limitation, late delivery of Dialogic's Antares firmware, drivers, or boards, or by any force majeure, but otherwise may be delayed only with the approval of Dialogic and advanced only with the approval of VCS.